Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D dated May 4, 2009 (including amendments thereto) with respect to the shares of Common Stock, $0.01 par value per share, of Virtus Investment Partners, Inc.  This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated:  May 4, 2009

SENVEST MASTER FUND LP

By:	Rima Management, L.L.C. Investment Manager

By:	/s/ George Malikotsis
	Name:	George Malikotsis
	Title:	Vice President

SENVEST INTERNATIONAL LLC

By:	Rima Management, L.L.C. Investment Manager

By:	/s/ George Malikotsis
	Name:	George Malikotsis
	Title:	Vice President

RIMA MANAGEMENT, L.L.C.

By:	/s/ George Malikotsis
	Name:	George Malikotsis
	Title:	Vice President

/s/ Richard Mashaal
RICHARD MASHAAL